Exhibit 99(k)

ANNUAL SERVICER'S CERTIFICATE

HSBC FINANCE CORPORATION, successor by merger to

Household Finance Corporation ("HSBC Finance")

HRSI FUNDING, INC. II

HOUSEHOLD PRIVATE LABEL CREDIT CARD MASTER NOTE TRUST I

_____________________________________________________________

I, Steven H. Smith, Servicing Officer of HSBC Finance, as Servicer, DO HEREBY CERTIFY, in accordance with the Section 3.09 of the Master Indenture, dated as of June 12, 2001 (as amended and restated), by and among Wilmington Trust, as Owner Trustee of the Household Private Label Credit Card Master Note Trust I, (the "Issuer"), and U.S. Bank, National Association, as Indenture Trustee, that:

1. A review of the activities of the Issuer from January 1 through December 31, 2004 and of its performance under this Master Indenture has been made under my supervision, and

    To the best of my knowledge, based on such, the Issuer has complied with all conditions and covenants under the Master Indenture throughout such year. Based on such review, the Issuer has, to the best of my knowledge, performed in all material respects its obligations under the Master Indenture throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth below.

None

IN WITNESS WHEREOF, I have signed this certificate this 1st day of March, 2005.

HSBC Finance Corporation, as Servicer

_/s/ Steven H. Smith Steven H. Smith

Servicing Officer